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                                                                     EXHIBIT 4.2

                   SETTLEMENT PLAN AND RABBI TRUST AGREEMENT
                   -----------------------------------------

     This Settlement Plan and Rabbi Trust Agreement is made effective on the ___ day of ________________, 1995, by TCI of Northern New Jersey, Inc. (the "Company"). The provisions of the Settlement Plan are set forth below and the Rabbi Trust is attached hereto.

                                PLAN ARTICLE  1
                                  DEFINITIONS

  1.1 DEFINITIONS. The following terms when capitalized herein will have the meanings assigned below.

     (a) ACCOUNT means the account established and maintained under the Plan for each Participant to reflect amounts credited under this Plan for the benefit of each Participant.

     (b) BOARD OF DIRECTORS means the Board of Directors of TCI of Northern New Jersey, Inc.

     (c) CODE means the Internal Revenue Code of 1986, as amended from time to time.

     (d) COMMITTEE means the Committee responsible for the administration of the Plan, which Committee will consist of the members of the Plan Committee for Tele-Communications, Inc.

     (e) COMPANY means TCI of Northern New Jersey, Inc.

     (f) COMPANY CONTRIBUTION means the amount contributed by the Company pursuant to Article 2.

     (g) CONSIDERED COMPENSATION means a Participant's W-2 wages received from the Company from April 1, 1993, through and including December 31, 1994.

     (h) DESIGNATED BENEFICIARY means the beneficiary designated in writing by the Participant to receive the Participant's benefit under this Plan in the event of the Participant's death.

     (i) PARTICIPANT means those individual named Plaintiffs under Thomas Adams,
                                                                   -------------
         Mark Adamski, et. al. v. TCI of Northern New Jersey, Inc. and the Tele-
         ----------------------------------------------------------------------
         Communications, Inc. Employee Stock Purchase Plan, in Civ. Action No.
         -------------------------------------------------
         93-2946 in the United States District Court for the District of New Jersey, who elect to participate in this Settlement Plan and Rabbi Trust pursuant to paragraph 5(a) of the Settlement Agreement, and who collectively will be referred to as PARTICIPANTS.

     (j) PLAN means the Settlement Plan as set forth herein.
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     (k) PLAN YEAR means the twelve-month period ending on December 31 of each year.

     (l) SETTLEMENT AGREEMENT means the Settlement Agreement entered into by the Participants and TCI of Northern New Jersey, Inc. and the Tele-Communications, Inc. Employee Stock Purchase Plan.

                                PLAN ARTICLE  2
                           CONTRIBUTIONS AND ACCOUNTS

 2.1  Amount of Participant and Company Contribution.
      -----------------------------------------------

      (a) Each Participant will contribute in one lump sum payment, within the 90-day period immediately following the date of execution of the Settlement Agreement, an amount determined by the Participant up to a maximum amount equal to 10% of such Participant's Considered Compensation. No Participant contributions will be accepted by this Plan or the Rabbi Trust after the expiration of such 90-day period.

      (b) Within five business days after the expiration of the 90-day period set forth in Section 2.1(a) above, the Company will contribute an amount equal to 100% of the total amount of the Participant contributions under Section 2.1(a) above. No Company contributions will be accepted by this Plan or the Rabbi Trust after the expiration of such five-day period.

      (c) An Account will be established for each Participant, and such Account will consist of the sum of the contributions made by such Participant under Section 2.1(a) plus the amount of the Company contribution made on behalf of such Participant under Section 2.1(b).

2.2   Investment of Contributions.
      ----------------------------

      (a) On the fifth business day after the expiration of the 90-day period set forth in Section 2.1(a) above, the Committee will apply substantially all of the sum amount of the Participant Accounts under
          Section 2.1(c) to the purchase of whole shares of Series A TCI Group Common Stock ("TCI Stock") on the open market, at the market price effective on such day (less any ordinary and reasonable brokerage or transaction charges).

      (b) Each Participant's Account will consist of whole shares of TCI Stock purchased for such Account plus cash to the extent not used to purchase whole shares of TCI stock.

2.3  Vesting of Accounts.  A Participant's Account always will be fully (100%)
     -------------------
vested.

2.4  Payment of Accounts.  Payment of the Participant's vested amount will be
     -------------------
made as described

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in this Section 2.4.  NO PAYMENT OF ANY PARTICIPANT'S ACCOUNT WILL BE MADE PRIOR
TO JANUARY 5, 1998. After January 5, 1998, payment of the Participant's Account will be made in whole shares of TCI Stock plus any cash held in such Account on the earliest of:

     (a) The Participant's termination of employment with the Company;

     (b) The Participant's experience of a hardship while employed with the Company (but only TCI stock attributable to the Participant's own contributions under Section 2.1(a) may be withdrawn because of hardship);

     (c) The Participant's attainment of age 59 1/2 while employed with the Company; or

     (d) Upon the death of the Participant while employed with the Company, in which event the Participant's Designated Beneficiary will be paid the Participant's Account.

A hardship is a Participant's immediate and heavy financial need. A hardship distribution cannot exceed the amount required to meet the immediate financial need and cannot be reasonably available to you from other resources, including insurance reimbursement, reasonable asset liquidation, cessation of participant contributions to other employee plans, or borrowing from commercial sources on reasonable terms. Only the following events constitute serious financial hardship: (I) payment of medical expenses of the Participant or his or her dependents; (II) the purchase or preservation from foreclosure of the Participant's principal residence (excluding normal mortgage payments); (III) payment to prevent the eviction of the Participant from his or her principal residence; (IV) or the payment of post-secondary tuition and related expenses for the next 12 months for the Participant or his or her dependents. If the Plan Committee determines in accordance with a uniform and non-discriminatory policy that serious financial hardship exists, it may direct the Trustee to distribute the amount requested to the Participant.

2.5  Timing of Payment of Accounts.  Payment of a Participant's Account under
     -----------------------------
Section 2.4 will be made within 60 days after a written request for payment is received by the Plan Committee; provided, however, that hardship withdrawals will be processed within an administratively reasonable period of time after the request for a hardship withdrawal is received by the Plan Committee.

2.6  Account Statement.  Upon written request, but no more frequently than
     -----------------
annually, each Participant will be furnished with a statement setting forth the number of shares of TCI Stock credited to his or her Account and the value of such shares on such date.

                                 PLAN ARTICLE  3
                               GENERAL PROVISIONS

3.1  Unfunded Plan.  This Plan is deemed to be an unfunded plan for purposes of
     -------------
     the Code but will be treated as a funded Plan solely for purposes of
     Section 403(a) of the Employee Retirement Income Security Act of 1974, as amended.

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3.2  Modification and Amendment.  The Board of Directors reserves the right to
     --------------------------
     modify, amend in whole or in part, or terminate the Plan at any time. However, no modification, amendment, or termination will adversely affect the right of any Participant to receive the balance to the credit of such Participant's Account as of the date of such modification, discontinuance, amendment, or termination.

3.3  Administration and Interpretation.  Full power and authority to construe,
     ---------------------------------
     interpret and administer the Plan will be vested in the Committee. Any interpretation of the Plan by the Committee or any administrative act by the Committee will be final and binding on all Participants.

3.4  No Contract of Employment.  The establishment of the Plan will not be
     -------------------------
     construed as conferring any legal rights upon any person for a continuation of employment, nor will it interfere with the rights of the Company to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Participant in the Plan.

3.5  Withholding Taxes.  The Company will have the right to deduct from each
     -----------------
     payment to be made under the Plan any required withholding or other taxes.

3.6  Nonalienation.  Subject to any applicable law, no benefit under the Plan
     -------------
     will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so will be void, nor will any such benefit be in any manner liable for or subject to garnishment, attachment, execution of levy, or liability for or subject to the debts, contracts, liabilities, engagements or torts of a Participant.

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                             RABBI TRUST AGREEMENT
                             ---------------------

          (a) This Rabbi Trust Agreement (the "Agreement") is made by and between TCI of Northern New Jersey, Inc. (the "Company") and Colorado National Bank (the "Trustee");

          (b) WHEREAS, the Company has adopted the nonqualified deferred compensation plan known as the Settlement Plan;

          (c) WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

          (d) WHEREAS, the Company wishes to establish a trust (hereinafter called "Trust'') and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's creditors in the event of the Company's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

          (e) WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

          NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

TRUST SECTION 1.   ESTABLISHMENT OF TRUST
-----------------------------------------

          (a) The Company hereby deposits with the Trustee in trust $1.00 and such other amounts required to be contributed by the Company under the Plan, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

          (b) The Trust hereby established shall be irrevocable.

          (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

          (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

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TRUST SECTION 2.   PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.
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          (a)  The Company shall deliver to the Trustee a schedule which reflects the amounts held for the benefit of each Plan participant (and his or her beneficiaries), and which provides instructions acceptable to Trustee for determining when those amounts are payable from the Trust and the form in which such amount is to be paid, all as provided for in the Plan. Except as otherwise provided herein, the Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

          (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Committee, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

          (c) The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries.

TRUST SECTION 3.   TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST
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BENEFICIARY WHEN COMPANY IS INSOLVENT.
-------------------------------------

          (a) The Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

          (b)  At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

               (1) The Board of Directors and the President of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

               (2) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

               (3) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

               (4) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

          (c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

TRUST SECTION 4.   PAYMENTS TO COMPANY.
--------------------------------------

          Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

TRUST SECTION 5.   INVESTMENT AUTHORITY.
---------------------------------------

          The assets of the Trust will remain invested in TCI Stock, pursuant to the terms of the Plan. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan Participants, except that voting rights with respect to Trust assets will be exercised by the Committee.

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TRUST SECTION 6.   DISPOSITION OF INCOME.
----------------------------------------

          During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

TRUST SECTION 7.   ACCOUNTING BY TRUSTEE.
----------------------------------------

          The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and Trustee. Within sixty days following the close of each calendar year and within sixty days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation as the case may be.

TRUST SECTION 8.   RESPONSIBILITY OF TRUSTEE.
--------------------------------------------

          (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company or the Committee which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Company or the Committee. In the event of a dispute between Company or the Committee and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

          (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

          (c) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

          (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

          (e) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

          (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

TRUST SECTION 9.   COMPENSATION AND EXPENSES OF TRUSTEE.
--------------------------------------------------------

          The Company shall pay all administrative and the Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid by Tele-Communications, Inc.

TRUST SECTION 10.   TRUSTEE RESIGNATION AND REMOVAL.
---------------------------------------------------

          (a) The Trustee may resign at any time by written notice to the Company, which shall be effective thirty days after receipt of such notice unless the Company and the Trustee agree otherwise.

          (b) The Trustee may be removed by the Company on thirty days' notice or upon shorter notice accepted by the Trustee.

          (c) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within thirty days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

          (d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

TRUST SECTION 11.   APPOINTMENT OF SUCCESSOR.
--------------------------------------------

          (a) If the Trustee resigns or is removed in accordance with Section 10 hereof, the Company or the Committee may appoint any third party, such as a bank trust department or other party that may be granted trust powers as successor Trustee. A successor shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the Committee or the successor Trustee to evidence the transfer.

          (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof.

TRUST SECTION 12.   AMENDMENT OR TERMINATION.
--------------------------------------------

          (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

          (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan.

          (c) Upon written approval of Participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

TRUST SECTION 13.   MISCELLANEOUS.
---------------------------------

          (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

          (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment levy, execution or other legal or equitable process.

          (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.